PROMISSORY NOTE



$20,000                                     Roseville, Minnesota

                                            March 15, 2001

FOR VALUE RECEIVED, Vital Health Technologies, Inc. ("Borrower") promises to pay Daniel Kuplic, ("Holder") at such address as may be designated from time to time by Holder, the principal sum of TWENTY THOUSAND DOLLARS ($20,000), with interest thereon as set forth herein, on the following terms and conditions.

  1.   Interest.   Borrower  will  pay  interest  on  the  unpaid
       principle amount hereof from time to time outstanding at the rate of ten percent (10%) per annum. Interest pursuant to this Note shall be calculated on the basis of actual days elapsed and a 360 day calendar year, but payment of such interest shall be deferred until the end of the term of this Note.

  2. Payment Schedule. Principle and interest on this Note shall be payable in a single payment of the entire balance and all accrued interest on March 14, 2002.

  3. Prepayment. This Note may be prepaid, in whole or in part, at any time at the Borrower's option. All payments on this Note shall be credited first to accrued and unpaid interest hereunder, and the balance to principle.

  4. Conversion to Common Stock. This entire Note or remaining balance, at the option of the Holder, may be converted into shares of Vital Health Technologies, Inc. common stock at a price equal to the next stock offering price. In the event there is not stock offering during the term of this Note, the board of directors of Vital Health Technologies, Inc. may determine a conversion price for the Holders consideration.

  5.   Common Stock Warrant.  For each initial increment of  FIVE
       THOUSAND DOLLARS ($5,000), the Holder of this Note will receive a five (5) year warrant to purchase TWO THOUSAND FIVE HUNDRED ($2,500) shares of Vital Health Technologies, Inc. common stock at a price of TWO DOLLARS ($2.00) per share.

  6. Bankruptcy. This Note shall be immediately due and payable (including unpaid interest accrued thereon) without demand or notice thereof upon filing of a petition by or against Borrower under the United Stats Bankruptcy Code.

  7.   Waiver.   Borrower hereby waives presentment for  payment,
       notice of nonpayment, protest, notice of protest and all other notice, filing suit and diligence in collecting this Note and any requirement that Holder proceed against any collateral or any other party prior to or in order to enforce payment of this Note, further consents to any extension, rearrangement, renewal or postponement of the time for payment of this Note and to any other indulgence with respect hereto without notice, consent or consideration.

  8. Costs of Collection. Borrower agrees to pay all costs of collection of this Note, including, but not limited to, reasonable attorneys' fees and legal expenses.
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  9.   Notices.  All notices required pursuant to the terms of this Note shall be in writing and either delivered personally or sent by United States mail. If sent by mail, notice shall be deemed given the second day following its posting when deposited in the US mail, properly addressed and postage prepaid.

  10. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.


IN WITNESS WHEREOF, this Note has been executed as of the date set forth above.


/s/ Dan Kieger
Vital Health Technologies, Inc.
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